CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports," "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated January 26, 2009 relating to AllianceBernstein Focused Growth & Income Fund, Inc. for the fiscal year ended November 30, 2008 which is incorporated by reference in this Post Effective Amendment No. 15 Registration Statement (Form N-1A No. 811-09687) of AllianceBernstein Focused Growth & Income Fund, Inc.


                                        ERNST & YOUNG LLP

New York, New York
February 24, 2009